Exhibit 10.19

CONTINENTAL AIRLINES, INC.

Non-Employee Director Compensation Summary

Effective February 28, 2005, members of our board of directors who are not full-time employees of Continental Airlines, Inc. receive the following compensation:

    $24,500 per year, plus an additional $25,000 for members of the Audit Committee ($40,000 for the chairperson of the Audit Committee);

    $1,400 ($2,100 for the chairperson) for each board and committee meeting physically attended (other than an Audit Committee meeting);

    $2,000 ($3,000 for the chairperson) for each Audit Committee meeting physically attended;

    $700 for each board meeting attended by telephone;

    $350 for each committee meeting attended by telephone ($500 for each Audit Committee meeting attended by telephone);

    stock options to purchase 5,000 shares of common stock at the grant date fair market value following each annual stockholders meeting and upon election to the board if they are first elected to the board other than at an annual stockholders meeting; and

    lifetime flight benefits, comprised of space-available personal and family flight passes, a travel card permitting positive space travel by the director, the director's family and certain other individuals (which is taxable to the director, subject to the reimbursement of certain of such taxes by the company), frequent flyer cards and airport lounge cards ("Flight Benefits").

As previously reported, the non-employee members of the Board of Directors have elected to forego their annual grant of 5,000 stock options that would otherwise be awarded in connection with their re-election to the board at the Company's 2005 Annual Meeting of Shareholders to be held on June 16, 2005.

In addition, non-employee directors who conduct Continental business in their capacities as directors on Continental's behalf at the request of the board or the Chairman of the Board are paid (i) for telephone participation in board and committee meetings as if they were physically present, if their conducting that business makes it impractical for them to attend the meeting in person, and (ii) $3,000 per day spent outside the United States while conducting that business.

All directors, including those who are full-time employees who serve as directors, receive reimbursement of expenses incurred in attending meetings. Directors also receive travel privileges on some other airlines through arrangements entered into between Continental and such airlines.